 Exhibit 99.1

ImmuCell

ImmuCell Announces Financial Results for

Third Quarter of 2018

For Immediate Release

PORTLAND, Maine – November 13, 2018 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its financial results for the quarter ended September 30, 2018.

Management Discussion:

“We saw steady revenue gains in a down dairy economy with our product sales being up 7% to $2.2 million and up 10% to $8 million during the three-month and nine-month periods ended September 30, 2018, respectively, in comparison to the same periods during 2017,” commented Michael F. Brigham, President and CEO.

Third Quarter Sales Results:

•	During the quarter ended September 30, 2018, total product sales increased by approximately $149,000 to $2.2 million compared to $2 million during the same period in 2017, an increase of 7%.
•	During the nine-month period ended September 30, 2018, total product sales increased by approximately $751,000 to $8 million compared to $7.3 million during the same period in 2017, an increase of 10%.
•	During the rolling twelve months ended September 30, 2018, total product sales increased by approximately $1.7 million to $11.2 million compared to $9.5 million during the same period ended September 30, 2017, an increase of 18%.
•	Sales of the First Defense® product line increased by 8% and 14% during the quarter and nine-month period ended September 30, 2018, respectively, in comparison to the same periods ended September 30, 2017.

Management Discussion (continued):

Mr. Brigham continued, “The market’s response to our newly introduced Tri-Shield First Defense® has been very strong, which is a good indication that dairy and beef producers value the ability to protect newborn calves with immediate immunity from the three most common scours-causing pathogens – E. coli, coronavirus and rotavirus – in one preventative treatment at birth. Additionally, in the short time that the product has been on the market, we have gained substantial traction with our Beyond Vaccination® message that positions the product as a viable substitute for traditional dam-level scours vaccine programs. We expect to have approximately $500,000 worth of product available for sale during the fourth quarter, as we ramp up our production rate.”

Additional Third Quarter Results:

•	Product development expenses were $909,000 and $586,000 during the three-month periods ended September 30, 2018 and 2017, respectively, an increase of approximately $323,000 or 55%.
•	Product development expenses were $2.3 million and $1.3 million during the nine-month periods ended September 30, 2018 and 2017, respectively, an increase of approximately $941,000 or 72%.
•	Net (loss) was ($250,000), or ($0.05) per share, during the three-month period ended September 30, 2018 in comparison to a net (loss) of ($339,000), or ($0.07) per share, during the three-month period ended September 30, 2017.
•	Net (loss) was ($1.3 million), or ($0.23) per share, during the first nine months of 2018 in contrast to net income of $27,000, or $0.01 per diluted share, during the first nine months of 2017.
•	Cash (used for) provided by operating activities was approximately ($235,000) and $845,000 during the nine-month periods ended September 30, 2018 and 2017, respectively.

Product Development Update:

During the third quarter of 2018, the Company initiated production of the registration batches required for the first phased submission of the Nisin Drug Substance CMC Technical Section for its Nisin-based intramammary treatment for subclinical mastitis without a milk discard, which is anticipated to be submitted to the FDA before year end. A second phased submission, which would include responses to the first phased review and the Drug Product data, is expected to be filed in the middle of 2019. This timeline supports obtaining FDA approval during late 2019 or the first half of 2020.

Management Discussion (continued):

Mr. Brigham added, “Results for the quarter and year-to-date were impacted by the increased spend in support of our continued development of Tri-Shield First Defense® and our purified Nisin product. We are pleased with the progress being made and look forward to the contributions from these new products in the years to come.”

Selected Balance Sheet Data as of September 30, 2018:

•	Cash and cash equivalents decreased to $2.4 million as of September 30, 2018 from $3.8 million as of December 31, 2017.
•	Net working capital decreased to $4.3 million as of September 30, 2018 from $5.4 million as of December 31, 2017.
•	These declines were principally due to investments made to complete the Company’s Nisin production facility.
•	Stockholders’ equity decreased to $22.7 million as of September 30, 2018 from $23.6 million as of December 31, 2017.

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Non-GAAP Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release, however, should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe the non-GAAP net (loss) income before income taxes and before certain non-cash expenses assists management and investors in comparing our performance across reporting periods on a consistent basis by excluding these non-cash charges that we do not believe are indicative of our core operating performance from our net (loss) income before income taxes. We define non-GAAP net (loss) income before income taxes and before certain non-cash expenses by adding certain non-cash expenses to our net (loss) income before income taxes, as indicated in the table below:

	For the Three-Month Periods Ended September 30,		For the Nine-Month Periods Ended September 30,
(In thousands)	2018	2017	2018	2017

Net (loss) income before income taxes	($256)	($532)	($822)	$55
Depreciation	378	206	938	627
Amortization	9	9	27	25
Stock-based compensation	90	47	258	148
Net income (loss) before income taxes and certain non-cash expenses	$221	($270)	$401	$855

Conference Call:
Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET Wednesday, November 14, 2018. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #10125951.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle.  ImmuCell has developed products that provide Immediate Immunity™ to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Financial Tables to Follow

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ImmuCell Corporation

Unaudited Condensed Statements of Operations

	For the Three-Month Periods Ended September 30,		For the Nine-Month Periods Ended September 30,
(In thousands, except per share amounts)	2018	2017	2018	2017

Product sales	$2,154	$2,005	$8,049	$7,298
Costs of goods sold	1,203	1,069	4,251	3,289
Gross margin	951	936	3,798	4,009
OPERATING EXPENSES (INCOME):
Sales, marketing and administrative expenses	891	832	2,765	2,527
Product development expenses	909	586	2,254	1,312
Gain on sale of assets	(700)	-	(700)	-
Operating activities, net	1,100	1,418	4,319	3,839

NET OPERATING (LOSS) INCOME	(149)	(482)	(521)	170

Other expenses, net	107	49	301	115

(LOSS) INCOME BEFORE INCOME TAXES	(256)	(531)	(822)	55

Income tax (benefit) expense	(6)	(192)	447	28

NET (LOSS) INCOME	($250)	($339)	($1,269)	$27

Basic weighted average common shares outstanding	5,484	4,993	5,481	4,897

Basic (loss) income per share	($0.05)	($0.07)	($0.23)	$0.01
Diluted weighted average common shares outstanding	5,484	4,993	5,481	4,999

Diluted (loss) income per share	($0.05)	($0.07)	($0.23)	$0.01

Unaudited Selected Balance Sheet Data (In thousands)

	As of September 30, 2018	As of December 31, 2017

Cash and cash equivalents	$2,393	$3,799
Net working capital	4,291	5,443
Total assets	33,235	34,299
Stockholders’ equity	$22,673	$23,595

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial performance; the value of our deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the continuing availability to us on reasonable terms of third party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity; the future adequacy of our working capital and the availability and cost of third party financing; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable interest rate exposure on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; implementation of international trade tariffs could reduce the export of dairy products, which could weaken the price received by our customers for their products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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